Exhibit 10.4
FORM OF ASB HAWAII, INC.
EXECUTIVE SEVERANCE PLAN
ARTICLE 1. INTRODUCTION
1.1    Establishment of Plan. ASB Hawaii, Inc. (“Company”), hereby establishes the
ASB Hawaii, Inc. Executive Severance Plan (“Plan”) for the benefit of a select group of management or highly compensated executives of the Company. The Plan is adopted effective as of the Distribution Date, as defined in the Separation and Distribution Agreement by and between Hawaiian Electric Industries, Inc. and ASB Hawaii, Inc. (“Effective Date”).
1.2    Purpose. The purpose of the Plan is to offer executives of the Company having the rank of Executive Vice President and higher severance benefits in the event of the termination of their employment in connection with a Change in Control of the Company so as to induce them to continue to provide dedicated service to the Company, notwithstanding the possibility of a Change in Control and termination of their employment in connection therewith.
ARTICLE 2. DEFINITIONS
Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized. All other defined terms in this Plan shall have the meanings specified in the Sections of the Plan in which they appear.
2.1    “Accrued Obligations” means with respect to a Participant: (i) any accrued and unpaid Base Salary of the Participant through the date of termination of employment, (ii) the Participant’s accrued and unused paid time off, if any; (iii) any annual bonus for a prior fiscal year that has been earned but not yet been paid; and (iv) any benefits (including but not limited to any disability benefits) payable to the Participant based on the Participant’s participation in any employee benefit plan, program or arrangement through the date of termination of the Participant’s employment.
2.2    “Affiliate” means any corporation or other entity or business that is required to be treated as a single employer with the Company under Section 414 of the Code.
2.3    “Average Bonus” means the average of a Participant’s annual bonus for the three most recent fiscal years of the Company (or such lesser number of full fiscal years that the Participant has been employed by the Company Group) preceding the occurrence of a Change in Control; provided, however, that if a Participant has not been employed for at least one full fiscal year prior to the Change in Control, “Average Bonus” shall mean the Participant’s target bonus for the year during which the Participant’s termination of employment with the Company Group occurs.
2.4    “Base Salary” means a Participant’s annual base salary as in effect immediately prior to termination of the Participant’s employment, or if greater, the Participant’s annual base salary in effect immediately prior to a Change in Control.
2.5    “Benefits” means the payments described in Sections 4.1(a), 4.1(b) and 4.1(c) hereof.
2.6    “Board” means Board of Directors of the Company.
2.7    “Cause” means, with respect to a Participant, (i) the willful and continued
failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant provides notice of termination for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
2.8    “Change in Control” shall mean a “Change in Control” as defined in the ASB

Hawaii, Inc. 2016 Equity and Incentive Plan
2.9     “Code” means the Internal Revenue Code of 1986, as amended.
2.10     “Company” means American Savings Bank, F.S.B.
2.11     “Company Group” means the Company and its Affiliates.
2.12     “Eligible Employee” means an employee of the Company who holds the rank of Executive Vice President or higher.
2.13     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.14     “Good Reason” means, with respect to a Participant, the occurrence (without the Participant's express written consent) after the Participant’s provision of written notice to the Company of the existence of such condition (which notice must be provided within sixty (60) days of the Participant learning of the existence of the condition and must specify the particular condition in reasonable detail) of any of the following: (a) a material reduction in the Participant's authority, duties or responsibilities, or a material adverse alteration in the nature or status of the Participant's responsibilities from those in effect immediately prior to the Change in Control (including, as applicable and without limitation, the Participant ceasing to be an executive officer of a public company); (b) a material diminution in the Participant’s base salary as in effect immediately prior to the Change in Control; (c) a material change in the geographic location at which the Participant must perform services, which for purposes of this Plan shall include only the relocation of the Participant's principal place of employment to a location more than fifty (50) miles distant from the Company's headquarters immediately prior to the Change in Control. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a sixty (60)-day period to cure the event or condition giving rise to Good Reason (provided, that cure is possible), and it fails to do so within that cure period, and the Participant resigns within thirty (30) days following the Company’s failure to cure such event or condition.
2.15    “Participant” means an Eligible Employee who has been designated by the Board to participate in this Plan in accordance with Article 3 hereof.
2.16    “Plan Administrator” means the Compensation Committee of the Board.
2.17    “Severance Payment” means “Severance Payment” as defined in Section 4.1(a).
ARTICLE 3. PARTICIPATION
3.1    Participation. An Eligible Employee shall become a Participant only upon the
Board’s written designation of the Eligible Employee as a Participant.
3.2    Removal From Participation. The Board may terminate an Eligible
Employee’s participation in the Plan upon one year’s advance written notice to the Participant; provided, however, that after a Change in Control, the Board may terminate an Eligible Employee’s participation in the Plan only upon two years’ advance written notice to the Participant; and provided further that in no event shall a Participant’s participation in the Plan terminate after any termination of the Participant’s employment that entitles the Participant to receive the Severance Payment until all Benefits to which the Participant is entitled in connection with such termination of employment have been paid in full.
ARTICLE 4. BENEFITS AND BENEFIT PAYMENTS
4.1    Eligibility for Severance Benefits. If a Participant’s employment with the Company Group is terminated upon or within two years following a Change in Control other than (a) by the Company or any of its Affiliates for Cause, (b) by reason of death or Disability, or (b) by the Participant without Good Reason, then the Participant shall be entitled to the following:

(a)
A lump sum cash payment (the “Severance Payment”) equal to the product of (i) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Average Bonus and (ii) the Severance Factor. Such lump-sum cash payment shall be paid payable at the time provided in Section 4.2. “Severance Factor” means (x) three (3) in the case of the Company’s Chief

Executive Officer, and (y) two (2) in the case of all other Eligible Employees who are Participants.

(b)
A pro rated cash bonus in respect of the fiscal year during which the Participant’s termination of employment with the Company Group occurs equal to the product of (i) the amount of the bonus, if any, that would have been paid to the Participant assuming the Participant continued to be employed by the Company Group and (ii) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to and including the date of the Participant’s termination of employment and the denominator of which shall be three hundred and sixty-five (365). Such pro-rated bonus shall be paid during the fiscal year that follows the date of the Participant’s termination of employment at the same time as annual bonuses are paid to senior executives who continue to be employed by the Company. The payment provided for by this Section 4.1(b) shall be reduced (but not below zero) by the amount of any annual bonus otherwise payable to the Participant for the fiscal year during which the Participant’s termination of employment occurs.

(c)
A monthly, taxable cash payment in amount (subject to reduction for applicable withholding taxes) equal to the difference between (x) the monthly COBRA premium for the most valuable coverage options available under the Company’s medical, dental, and vision benefit plans available on the date of the Participant’s termination of employment, and (y) the active employee monthly premium payable for such most valuable coverage options on the date of the Participant’s termination of employment, payable for twenty four (24) months commencing on the date provided in Section 4.2 (the “Medical Installments”). Notwithstanding the forgoing, the Participant’s entitlement to the Medical Installments shall immediately cease upon the Participant’s becoming eligible for medical, dental and vision benefits under a subsequent employer’s plans.

For purposes of this Plan, a Participant's employment shall be deemed to have been terminated following a Change in Control by the Company Group without Cause or by the Participant with Good Reason, if (i) the Participant's employment is terminated by the Company Group without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person (as defined in the ASB Hawaii, Inc. 2016 Equity and Incentive Plan) who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (ii) a Participant terminates the Participant’s employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person. A Participant’s entitlement to a Severance Payment and Medical Installments shall be conditioned upon the Participant providing to the Company the release of claims in accordance with Section 4.4.
4.2    Timing of Payment of Severance Payment and Medical Installments. If a Participant becomes entitled to the Severance Payment and the Medical Installments pursuant to Section 4.1, such Severance Payment shall be paid, and the Medical Installments shall commence, not later than 30 days after the Participant’s termination of employment. If the timing of the Participant’s providing to the Bank the release of claims required pursuant to Section 4.4 following the Participant’s termination of employment could affect whether the Severance Payment is paid, or the Medical Installments commence, in the calendar year during which the Participant’s termination of employment occurs or in the calendar year following the Participant’s termination of employment, the Severance Payment and/or the Medical Installments, as applicable, shall be paid or commence in such following calendar year to the extent required in order to comply with Section 409A of the Code.
4.3    Person to Whom Payment is Made.

(a)
General Rules. Unless the Participant has died or is incompetent, the Participant’s Benefits shall be made to the Participant. If the Participant has died, then payment shall be made in accordance with Section 4.3(b). If the Participant is disabled and not competent to manage his or her affairs, then payment shall be made in accordance with any governing court order. For estate planning purposes, the Participant may assign his or her interest to a revocable or irrevocable trust established by Participant.

(b)
Procedures in the Event of Participant’s Death Prior to the Completion of Benefit Payments. The Participant shall designate a beneficiary in the event of his death by filing a written notice of such designation with the Plan Administrator. The Participant may designate any individual as his beneficiary or a revocable or irrevocable trust. The Participant may revoke or modify the designation at any time by a further written designation. However, no such designation, revocation or modification shall be effective unless signed by the Participant and accepted by the Plan Administrator during the Participant’s lifetime. The Participant’s beneficiary designation shall be deemed automatically revoked (i) if the beneficiary dies prior to the Participant’s death or (ii) if the Participant designates his spouse as beneficiary and then, prior to the Participant’s death, the Participant’s marriage to such individual is dissolved. If the Participant dies prior to the complete payment of the Participant’s Benefits, then payment of any amounts still owed to the Participant hereunder shall be made in accordance with the Participant’s beneficiary designation. If the Participant dies without a valid beneficiary designation, then all payments shall be made to the Participant’s surviving spouse, if any, and if none, to the Participant’s estate.

(c)
Payment to Minors or Incompetents. If any Benefit is required to be paid to a minor or person declared incompetent or to a person incapable of handling the disposition of his or her property, the Company may pay such Benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require such proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the Benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

4.4    Release of Claims Requirement. Notwithstanding anything to the contrary in the preceding provisions of this Article 4, a Participant’s entitlement to any of the Benefits pursuant to Section 4.1 shall be subject to and conditioned upon the Participant providing to the Company a release of claims substantially in the form attached hereto that has become irrevocable not later than thirty days after the date of the Participant’s termination of employment.
4.5    Golden Parachute Tax. Notwithstanding anything in this Plan to the contrary, if it is determined that any payment by the Company or an Affiliate to a Participant or for his or her benefit (whether or not paid or payable, or distributed or distributable, pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty would be incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter referred to collectively as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Participant’s retaining a larger amount, on an after-tax basis (taking into account federal, state, and local income taxes and the imposition of the Excise Tax), than if the Participant received all of the Payments. All determinations required to be made under this Section, shall be made by a nationally recognized independent accounting firm or a nationally recognized financial planning and benefits consulting company (the “Section 280G Firm”) selected by the Company, which shall provide detailed supporting calculations both to the Company and to the Participant within fifteen (15) business days of the receipt of notice by the Company. All fees and expenses of the 280G Firm shall be borne solely by the Company. In the event any such reduction is required, the Payments shall be reduced in the following order: (i) the Benefits provided for by Section 4.1 (other than the Medical Installments), (ii) any other cash Payment (other than the Medical Installments), (iii) the Medical Installments, (iv) the accelerated vesting of Company equity awards that the Participant holds that vest based (in whole or in part) on the achievement of performance goals, and (v) the accelerated vesting of all other Company equity awards that the Participant holds. Any determination by the 280G Firm shall be binding upon the Company, its Affiliates and the Participant.
ARTICLE 5. CLAIMS PROCEDURES
5.1    Benefit Claims.

(a)
If a Participant disagrees with the Plan Administrator’s determination of the amount of Benefits to which the Participant is entitled under the Plan (including a determination by the Plan Administrator that no Benefits are payable to the Participant under the Plan) the Participant may dispute such determination by submitting a written claim for Benefits to the Plan Administrator. The Plan Administrator shall respond to the Participant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator may extend the response period by an additional 90 days by notifying the Participant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(b)	If a claim is denied in part or in whole, the Plan Administrator shall notify the Participant in writing of such denial. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)
If a claim is denied in part or in whole, the Participant shall have the opportunity for a full and fair review by the Plan Administrator. To initiate the review, the Participant must file a written request for review with the Plan Administrator within 60 days after receiving the Plan Administrator’s notice of denial. The Participant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Participant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(d)
In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)
The Plan Administrator shall respond in writing to the Participant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator may extend the response period by an additional 60 days by notifying the Participant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(f)	If the claim is denied in part or in whole upon review, the Plan
Administrator shall notify the Participant of its decision in writing. The notification shall set forth: The specific reasons for the denial,

(i)	A reference to the specific provisions of the Plan on which the denial is based,

(ii)
A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for Benefits, and

(iii)	A statement of the Participant’s right to bring a civil action under ERISA Section 502(a) after exhausting all administrative claims and review procedures in this Article 5.

(a)
After exhausting the foregoing claims procedures, the Participant or Participant’s representative may pursue any other legal or equitable remedy which may be available. If action is not taken within two years of the date of the final action on an appeal, then the Participant will be barred from taking legal action.

(b)	Determinations made under this Plan upon or after a Change in Control shall be subject to de novo review in any court proceeding.
ARTICLE 6. ADMINISTRATION
The Plan shall be administered by the Plan Administrator, which shall have the power to delegate specific duties and responsibilities hereunder to others. The Plan Administrator may rescind any such delegation at any time.
ARTICLE 7. AMENDMENT AND TERMINATION
The Company may amend or terminate the Plan at any time; provided, however, that no such amendment or termination that adversely affects the rights of a Participant shall become effective with respect to such Participant prior to the expiration of one year (two years in the case of an amendment adopted after the occurrence of a Change in Control) from the date written notice of such amendment or termination is provided to the Participant; and provided further that no such amendment or termination of the Plan shall become effective after a Participant’s termination of employment that entitles the Participant to receive the Severance Payment and Medical Installments until all Benefits to which the Participant is entitled under the Plan in connection with such termination of employment have been paid in full.
ARTICLE 8. MISCELLANEOUS
8.1    No Guaranty of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any Participant. Nothing contained herein shall give a Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant at any time, nor shall it give the Company the right to require a Participant to remain in its employ or to interfere with the Participant’s right to separate from service at any time.
8.2    Accrued Obligations. For sake of clarity, upon any termination of a Participant’s employment, the Participant shall be entitled to the Accrued Obligations. The Accrued Obligations shall be payable on or as soon as practicable after the Participant’s termination of employment, consistent with applicable law, except those obligations payable in accordance, and subject to, the terms of a governing plan, program or arrangement.
8.3    Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.
8.4    Tax Withholding. All Benefits payable hereunder shall be subject to all applicable federal, state, and local tax withholding requirements.
8.5    Indemnification. To the extent allowed by law, the Company shall indemnify and defend the Plan Administrator (and any representative of the Plan Administrator) against any and all claims, losses, damages, expenses, and liabilities incurred by such persons (including, but not limited to, reasonable attorney’s fees and any amounts paid in settlement with the Board’s approval) and arising from such person’s action or failure to act with respect to such person’s Plan responsibilities, but excepting any amount otherwise payable by insurance covering such liability and any liability determined by a court with proper jurisdiction to be the result of the person’s willful misconduct.
8.6    Assignment to Successor. The Company shall (i) assign its rights and obligations under this Plan to any successor organization resulting from a merger, acquisition, or affiliation involving the Company, or resulting from a sale of substantially all of the Company’s assets and (ii) require any such successor organization to expressly assume such rights and obligations.
8.7    Section 409A. This Plan is intended to comply with the requirements of
Section 409A of Code (including the exceptions thereto), to the extent applicable, and shall be interpreted and administered accordingly. If any provision contained in this Plan conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Plan), this Plan shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or applicable exemptions thereto). For purposes of determining the Participant’s entitlement to the Benefits under Section 4 hereof: (i) the Participant’s employment shall not be deemed to have terminated unless and until the Participant incurs a “separation from service” as defined in Section 409A of the Code, and (ii) the effective date of any termination or resignation of employment (or any similar term) shall be the effective date of the Participant’s separation from service. Notwithstanding anything to the contrary herein, if a payment or benefit under this Plan is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Participant is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of: (i) the date specified by the foregoing provisions of this Plan or (ii) the date that is six (6) months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death). To the extent permitted by Section 409A, each payment hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. The Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code
8.8    Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of Hawaii, except to the extent such laws are pre-empted by the laws of the United States of America.